EXHIBIT 99

ResCare Reports New Mexico Verdict

LOUISVILLE, Ky., Dec. 3, 2009 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today reported that a jury in Albuquerque, New Mexico, has rendered a verdict of approximately $54 million in damages against the Company related to an incident that occurred five years ago in one of its group homes in the area. The case was previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, "Our first concern is, and always will be, the well-being of the people in our care. Our standard procedure has always been to investigate any reported misconduct. When this incident was reported in 2004, we took immediate action, notifying the proper authorities and investigating internally. We have extensive quality assurance and compliance systems in place, and we know that our employees take great pride in the important work they do."

The jury verdict was announced on December 2, 2009, and a judgment is expected on or around December 9, 2009. The Company intends to vigorously pursue various post-trial motions, as well as an appeal, if necessary.

ResCare, which was self-insured at the time of the incident, is in discussions with its lenders regarding the implications of the judgment on its compliance with debt covenants.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Forward-looking statements in this release related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

CONTACT:  ResCare, Inc.
          David W. Miles, Chief Financial Officer
            502-394-2137
          Nel Taylor, Chief Communication Officer
            502-394-2357